Exhibit 99.1

NANOPHASE TECHNOLOGIES ANNOUNCES RECORD FIRST QUARTER REVENUE

24% Year-Over-Year Revenue Growth

Romeoville, IL, April 27, 2006 – Nanophase Technologies (Nasdaq: NANX), a technology leader in nanomaterials and advanced nanoengineered products, announced the highest first quarter revenue in the Company’s history. Based on the financial data accompanying this release, the Company’s results are stated approximately as follows.

For the quarter ending March 31, 2006, total revenue increased to $2 million compared to $1.6 million in the first quarter of 2005, representing a 24% revenue increase year-over-year. Nanophase reported a first quarter net loss of $1.5 million, or $0.09 per share, compared with a net loss of $1.4 million, or $0.08 per share, in the first quarter of 2005. Nanophase noted that the first quarter of 2006 was negatively impacted by noncash charges of $300,000, or $0.02 per share, for option compensation expense under new accounting rules and a one time expense for discontinuing patent applications that are no longer of business value due to recent advances in the Company’s technologies. The Company also noted that despite rapidly escalating world commodity costs during the first quarter, gross profit on product sales increased to 13% of product sales versus 5% in the same period of 2005.

“First quarter revenue marks a solid start to 2006 and continues the product sales growth trend the Company experienced in 2005,” stated Joseph Cross, Nanophase’s president and CEO. “Our first priority remains continuing revenue growth along a planned path to profitability while increasing gross margins on product sales. We anticipate continuing revenue growth during 2006, especially during the second half, as new product introductions through our market partners and customers continue to grow.”

Nanophase has scheduled its quarterly conference call for April 27 at 4:00 CDT, 5:00 EDT, which will be hosted by Joseph Cross, president and CEO, and Jess Jankowski, CFO. The call may be accessed through the Company’s website, www.nanophase.com, and clicking on the link under Investor Relations and Calendar of Events. If you are unable to attend, a replay will be available through May 4, 2006 by dialing 706-645-9291 and entering code 7969944, or by logging onto the Company’s website and following the above directions.

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 20 United States and 44 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website.

This press release contains words such as “expects”, “shall”, “will” , “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s Form 10K filed March 15, 2006 and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

NANOPHASE TECHNOLOGIES CORPORATION

BALANCE SHEETS

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$579,938	$340,860
Investments	7,050,805	8,168,092
Trade accounts receivable, less allowance for doubtful accounts of $23,533 on March 31, 2006 and December 31, 2005	1,257,949	1,180,117
Inventories, net	697,395	801,217
Prepaid expenses and other current assets	418,678	414,363

Total current assets	10,004,765	10,904,649
Equipment and leasehold improvements, net	7,023,392	6,587,787
Other assets, net	592,358	680,908

	$17,620,515	$18,173,344

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debts	$60,154	$200,254
Current portion of deferred other revenue	85,135	56,757
Accounts payable	1,131,385	285,076
Accrued expenses	1,159,529	1,152,127

Total current liabilities	2,436,203	1,694,214

Long-term debt, less current maturities and unamortized debt discount	1,293,967	1,265,875
Deferred other revenue, less current portion	264,865	293,243

	1,558,832	1,559,118

Contingent liabilities:	—	—

Stockholders’ equity:
Preferred stock, $.01 par value; 24,088 authorized and no shares issued and outstanding	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 18,004,264 and 17,976,592 shares issued and outstanding on March 31, 2006 and December 31, 2005, respectively	180,043	179,766
Additional paid-in capital	72,556,332	72,307,887
Accumulated deficit	(59,110,895)	(57,567,641)

Total stockholders’ equity	13,625,480	14,920,012

	$17,620,515	$18,173,344

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenue:
Product revenue	$1,918,046	$1,526,304
Other revenue	87,522	87,078

Total revenue	2,005,568	1,613,382

Operating expense:
Cost of revenue	1,667,751	1,444,500
Research and development expense	547,146	494,439
Selling, general and administrative expense	1,387,454	1,143,144

Total operating expense	3,602,351	3,082,083

Loss from operations	(1,596,783)	(1,468,701)
Interest income	82,713	65,047
Interest expense	(31,224)	(11,899)
Other, net	2,040	13

Loss before provision for income taxes	(1,543,254)	(1,415,540)
Provision for income taxes	—	—

Net loss	$(1,543,254)	$(1,415,540)

Net loss per share-basic and diluted	$(0.09)	$(0.08)

Weighted average number of common shares outstanding	17,993,237	17,907,063